Exhibit 99.1

CTI BioPharma Reports First Quarter 2022 Financial Results

– Strong U.S. commercial launch of VONJOTM (pacritinib) underway following accelerated FDA approval for the treatment of adult patients with Myelofibrosis and Thrombocytopenia –

– VONJO (pacritinib) net product revenue of $2.3 million in less than one month following launch, exceeding initial Company expectations –

– VONJO included as recommended as first- and second-line treatment in NCCN® Clinical Practice Guidelines in Oncology for Myeloproliferative Neoplasms –

– Abstracts accepted at ASCO 2022 and EHA 2022 in June –

– Management to host conference call today at 4:30 p.m. ET –

SEATTLE, May 12, 2022 - CTI BioPharma Corp. (Nasdaq: CTIC) today reported its financial results for the first quarter ended March 31, 2022.

“With the accelerated FDA approval and U.S. commercial launch of VONJO, the first quarter was transformational for CTI and the myelofibrosis community. We are thrilled to now be delivering VONJO for patients with cytopenic myelofibrosis who have platelet counts below 50 x 109/L. Our U.S. commercial team has been in the field since early March and has delivered net product revenue of $2.3 million in less than a month, exceeding our internal expectations and establishing a great foundation for future performance,” said Adam Craig, President and Chief Executive Officer of CTI BioPharma. “We are also pleased that NCCN® quickly recommended VONJO for the treatment of myelofibrosis, making VONJO the only approved JAK inhibitor recommended by NCCN for these patients regardless of platelet counts.”

Recent Accomplishments and Updates
•FDA accelerated approval for VONJO for the treatment of adults with intermediate or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis with a platelet count below 50 × 109/L.
•U.S. commercial launch in early March by fully funded sales and marketing team.
•$60 million payment from DRI Healthcare Trust for the acquisition of a tiered royalty for VONJO.
•VONJO included as recommended treatment in the latest National Comprehensive Cancer Network® (NCCN®) Clinical Practice Guidelines in Oncology for Myeloproliferative Neoplasms, as a first-line treatment for high-risk patients with myelofibrosis with platelet counts <50 x 109/L who are not candidates for transplant and, as a second-line treatment for lower-risk and higher-risk patients with myelofibrosis with platelet counts ≥50 x 109/L who are not candidates for transplant.
•Accepted abstract at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting being held June 3-7, 2022, in Chicago and virtually:
◦Abstract Title: Risk-adjusted safety analysis of pacritinib (PAC) in patients (pts) with myelofibrosis (MF)
▪Abstract Number: 7058
▪Session Name: Hematologic Malignancies - Leukemia, Myelodysplastic Syndromes, and Allotransplant
▪Session Date: Saturday, June 4, 2022
▪Presentation Time: 8:00 - 11:00 a.m. CDT (9:00 a.m. - 12:00 p.m. ET)
▪Presenter: Dr. Naveen Pemmaraju

•Accepted abstracts at the European Hematology Association (EHA) 2022 Congress being held June 9-12, 2022 in Vienna, Austria:
◦Abstract Title: Risk-adjusted safety analysis of pacritinib in patients with myelofibrosis
▪Abstract Number: P1068
▪Session Name: Poster session
▪Session Date: Friday, June 10, 2022
▪Presentation Time: 16:30 - 17:45 CEST (10:30 - 11:45 a.m. ET)
▪Presenter: Dr. Naveen Pemmaraju
◦Abstract Title: Retrospective comparison of patient outcomes on pacritinib versus ruxolitinib in patients with myelofibrosis and thrombocytopenia
▪Abstract Number: P1069
▪Session Name: Poster session
▪Session Date: Friday, June 10, 2022
▪Presentation Time: 16:30 - 17:45 CEST (10:30 - 11:45 a.m. ET)
▪Presenter: Prof. Claire Harrison

First Quarter Financial Results
Net product sales of $2.3 million for the first quarter ended March 31, 2022 were attributable to VONJO product sales in the United States. There were no product sales for the comparable period in 2021. Our realization of future product sales will be dependent, in part, upon our commercialization efforts and the market acceptance of VONJO among physicians, patients, healthcare payers and the medical community.

Operating loss was $35.1 million and $17.1 million for the three months ended March 31, 2022 and 2021, respectively. The increase in operating loss between periods resulted primarily from increases in selling, general and administrative activities related to the commercial-launch of VONJO and the growth in our commercial infrastructure, as well as a $10.3 million milestone expense related to FDA approval of VONJO, which was included in other operating expenses for the three months ended March 31, 2022.

Net loss for the three months ended March 31, 2022 was $37.2 million, or $0.37 for basic and diluted loss per share, compared to net loss of $17.3 million, or $0.23 for basic and diluted loss per share, for the same period in 2021.

As of March 31, 2022, our cash and cash equivalents totaled $96.9 million. We expect our present financial resources, including expected cash receipts from receivables arising from historical net product sales of VONJO (but excluding any proceeds of future net product sales of VONJO), will enable us to fund our operations into the first quarter of 2023. In accordance with applicable accounting standards, our evaluation of our expected cash runway considers only relevant conditions and events that are known or reasonably knowable at the date that the financial statements are issued. As a result, our cash runway evaluation did not include VONJO sales that we may recognize in the future. We expect to include future net product sales of VONJO in our cash runway projections once we have an established history of such sales.

Conference Call and Webcast
CTI will host a conference call and webcast to review its fourth quarter and full year 2021 financial results and provide an update on business activities today, May 12 at 4:30 p.m. ET. To access the live call by phone please dial (877) 735-2860 (domestic) or (602) 563-8791 (international); the conference ID is 7291915. A live audio webcast of the event may also be accessed through the “Investors” section of CTI's website at www.ctibiopharma.com. A replay of the webcast will be available for 30 days following the event.

About VONJO (pacritinib)
Pacritinib is an oral kinase inhibitor with activity against wild type Janus Associated Kinase 2 (JAK2), mutant JAK2V617F form and FMS-like tyrosine kinase 3 (FLT3), which contribute to signaling of a number of cytokines and growth factors that are important for hematopoiesis and immune function. Myelofibrosis is often associated with dysregulated JAK2 signaling. Pacritinib has higher inhibitory activity for JAK2 over other family members, JAK3 and TYK2. At clinically relevant concentrations, pacritinib does not inhibit JAK1. Pacritinib exhibits inhibitory activity against additional cellular kinases (such as CSF1R and IRAK1), the clinical relevance of which is unknown.

VONJO is indicated for the treatment of adults with intermediate or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis with a platelet count below 50 × 109/L. This indication is approved under accelerated approval based on spleen volume reduction. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s).

Important VONJO Safety Information
Hemorrhage:

Serious (11%) and fatal (2%) hemorrhages have occurred in VONJO-treated patients with platelet counts <100 × 109/L. Serious (13%) and fatal (2%) hemorrhages have occurred in VONJO-treated patients with platelet counts <50 × 109/L. Grade ≥3 bleeding events (defined as requiring transfusion or invasive intervention) occurred in 15% of patients treated with VONJO compared to 7% of patients treated on the control arm. Due to hemorrhage, VONJO dose-reductions, dose interruptions, or permanent discontinuations occurred in 3%, 3%, and 5% of patients, respectively.

Avoid use of VONJO in patients with active bleeding and hold VONJO 7 days prior to any planned surgical or invasive procedures. Assess platelet counts periodically, as clinically indicated. Manage hemorrhage using treatment interruption and medical intervention.

Diarrhea:
VONJO causes diarrhea in approximately 48% of patients compared to 15% of patients treated on the control arm. The median time to resolution in VONJO-treated patients was 2 weeks. The incidence of reported diarrhea decreased over time with 41% of patients reporting diarrhea in the first 8 weeks of treatment, 15% in Weeks 8 through 16, and 8% in Weeks 16 through 24. Diarrhea resulted in treatment interruption in 3% of VONJO-treated patients. None of the VONJO-treated patients reported diarrhea that resulted in treatment discontinuation. Serious diarrhea adverse reactions occurred in 2% of patients treated with VONJO compared to no such adverse reactions in patients in the control arm.

Control pre-existing diarrhea before starting VONJO treatment. Manage diarrhea with antidiarrheal medications, fluid replacement, and dose-modification. Treat diarrhea with anti–diarrheal medications promptly at the first onset of symptoms. Interrupt or reduce VONJO dose in patients with significant diarrhea despite optimal supportive care.

Thrombocytopenia:
VONJO can cause worsening thrombocytopenia. VONJO dosing was reduced due to worsening thrombocytopenia in 2% of patients with pre–existing moderate to severe thrombocytopenia (platelet count <100 × 109/L). VONJO dosing was reduced due to worsening thrombocytopenia in 2% of patients with pre–existing severe thrombocytopenia (platelet count <50 × 109/L).

Monitor platelet count prior to VONJO treatment and as clinically indicated during treatment. Interrupt VONJO in patients with clinically significant worsening of thrombocytopenia that lasts for more than 7 days. Restart VONJO at 50% of the last given dose once the toxicity has resolved. If toxicity recurs hold VONJO. Restart VONJO at 50% of the last given dose once the toxicity has resolved.

Prolonged QT interval:
VONJO can cause prolongation of the QTc interval. QTc prolongation of >500 msec was higher in VONJO-treated patients than in patients in the control arm (1.4% vs 1%). QTc increase from baseline by 60 msec or higher was greater in VONJO-treated patients than in control arm patients (1.9% vs 1%). Adverse reactions of QTc prolongation were reported for 3.8% of VONJO-treated patients and 2% of control arm patients. No cases of torsades de pointes were reported.

Avoid use of VONJO in patients with a baseline QTc of >480 msec. Avoid use of drugs with significant potential for QTc prolongation in combination with VONJO. Correct hypokalemia prior to and during VONJO treatment. Manage QTc prolongation using VONJO interruption and electrolyte management.

Major Adverse Cardiac Events (MACE):
Another Janus associated kinase (JAK)-inhibitor has increased the risk of MACE, including cardiovascular death, myocardial infarction, and stroke (compared to those treated with TNF blockers) in patients with rheumatoid arthritis, a condition for which VONJO is not indicated.

Consider the benefits and risks for the individual patient prior to initiating or continuing therapy with VONJO particularly in patients who are current or past smokers and patients with other cardiovascular risk factors. Patients should be informed about the symptoms of serious cardiovascular events and the steps to take if they occur.

Thrombosis:
Another JAK-inhibitor has increased the risk of thrombosis, including deep venous thrombosis, pulmonary embolism, and arterial thrombosis (compared to those treated with TNF blockers) in patients with rheumatoid arthritis, a condition for which VONJO is not indicated.

Patients with symptoms of thrombosis should be promptly evaluated and treated appropriately.

Secondary Malignancies:
Another JAK-inhibitor has increased the risk of lymphoma and other malignancies excluding non-melanoma skin cancer (NMSC) (compared to those treated with TNF blockers) in patients with rheumatoid arthritis, a condition for which VONJO is not indicated. Patients who are current or past smokers are at additional increased risk.

Consider the benefits and risks for the individual patient prior to initiating or continuing therapy with
VONJO, particularly in patients with a known malignancy (other than a successfully treated NMSC), patients who develop a malignancy, and patients who are current or past smokers.

Risk of Infection:
Another JAK-inhibitor has increased the risk of serious infections (compared to best available therapy) in patients with myeloproliferative neoplasms. Serious bacterial, mycobacterial, fungal and viral infections may occur in patients treated with VONJO. Delay starting therapy with VONJO until active serious infections have resolved. Observe patients receiving VONJO for signs and symptoms of infection and manage promptly. Use active surveillance and prophylactic antibiotics according to clinical guidelines.

Interactions with CYP3A4 Inhibitors or Inducers:

Co-administration of VONJO with strong CYP3A4 inhibitors or inducers is contraindicated. Avoid concomitant use of VONJO with moderate CYP3A4 inhibitors or inducers.

Drug interruptions due to an adverse reaction occurred in 27% patients who received VONJO 200 mg twice daily compared to 10% of patients treated with BAT. Dosage reductions due to an adverse reaction occurred in 12% of patients who received VONJO 200 mg twice daily compared to 7% of patients treated with BAT. Permanent discontinuation due to an adverse reaction occurred in 15% of patients receiving VONJO 200 mg twice daily compared to 12% of patients treated with BAT.

Please visit http://www.ctibiopharma.com/vonjo_prescribing_information for full Prescribing Information and the Medication Guide.

About Myelofibrosis
Myelofibrosis is bone marrow cancer that results in formation of fibrous scar tissue and can lead to thrombocytopenia and anemia, weakness, fatigue and an enlarged spleen and liver. Within the United States, there are approximately 21,000 patients with myelofibrosis, 7,000 of which have severe thrombocytopenia (defined as blood platelet counts of less than 50 x109/L). Severe thrombocytopenia is associated with poor survival and high symptom burden and can occur as a result of disease progression or from drug toxicity with other JAK2 inhibitors, such as JAKAFI and INREBIC.

About CTI BioPharma Corp.
We are a commercial biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. CTI has one FDA-approved product VONJOTM (pacritinib), a JAK2 and IRAK1, that spares JAK1. VONJO is approved for the treatment of adults with intermediate or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis with a platelet count below 50 × 109/L. CTI is conducting the Phase 3 PACIFICA study of VONJO in patients with myelofibrosis and severe thrombocytopenia as a post-marketing requirement.

VONJOTM is a trademark of CTI BioPharma Corp.

Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully commercialize VONJO and generate future revenues with respect to VONJO; our limited experience in generating revenue from product sales; the accuracy of our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations; risks and uncertainties related to the COVID-19 pandemic as it relates to our operations and ongoing clinical trials; and those risks more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. “CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.

CTI BioPharma Investor Contacts:
Argot Partners
+212-600-1902
cti@argotpartners.com

(tables follow)

CTI BioPharma Corp. Condensed Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended March 31,
	2022	2021
Net product sales	$2,295	$—
Operating costs and expenses:
Cost of sales	278	—
Research and development	8,048	9,444
Selling, general and administrative	18,046	7,626
Other operating expenses	11,023	—
Total operating costs and expenses	37,395	17,070
Loss from operations	(35,100)	(17,070)
Non-operating expenses:
Interest expense, net	(2,063)	(187)
Foreign exchange loss	(12)	(9)
Total non-operating expenses	(2,075)	(196)
Net loss	$(37,175)	$(17,266)
Basic and diluted net loss per common share	$(0.37)	$(0.23)
Shares used in calculation of basic and diluted net loss per common share:	99,834	76,367

Balance Sheet Data (unaudited):	(amounts in thousands)
	March 31,	December 31,
	2022	2021
Cash and cash equivalents	$96,902	$65,446
Accounts receivable, net	2,426	—
Working capital	4,351	1,728
Total assets	131,435	72,434
Current portion of long-term debt	47,521	47,380
Total stockholders' (deficit) equity	(27,917)	3,767